UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 27, 2020

Exact Name of Registrant as Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	15635 Alton Parkway, Suite 250
Irvine, CA 92618
Registrant's Telephone Number, Including Area Code:	(949) 600-5600
Former Name or Former Address, if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 per share	CAMP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 27, 2020 (the “Closing Date”), CalAmp Corp. (the “Company”) entered into a Second Amendment to Credit Agreement (the “Second Amendment”) in connection with that certain Credit Agreement dated March 30, 2018 (as amended by that certain First Amendment to Credit Agreement dated July 16, 2018 and as amended from time to time, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) for the lender parties, under which the Lenders have agreed to amend certain provisions of the Credit Agreement.  The Credit Agreement provides for a secured revolving credit facility under which the Company may borrow up to an aggregate of $50.0 million (the “Credit Facility”). The Credit Facility will terminate, and all outstanding loans become due and payable, on March 30, 2022. The proceeds of loans made under the Credit Agreement will be used for working capital and general corporate purposes, which could include acquisitions. As of the date of this Current Report on Form 8-K, the Company has no immediate plans to draw on the Credit Facility, though it may do so in the future.  There were no loans outstanding under the Credit Facility as of the Closing Date.

The loans under the Credit Agreement bear interest at either, at the option of the Company, (a) for base rate loans, a base rate based on the highest of (i) 0%, (ii) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City, (iii) the overnight bank funding rate as determined by the Federal Reserve Bank of New York plus 0.50% and (iv) the LIBOR-based rate for a one-month interest period on such day plus 1%; or (b) for Eurodollar loans, the higher of (x) 1.00% and (y) the LIBOR-based rate for one, three or six months (as selected by the Company) for Eurodollar deposits. An applicable margin is added based on the Company’s senior leverage ratio, ranging from 1.50% to 2.00% for base rate loans, and from 2.50% to 3.00% for Eurodollar loans. The Company will also pay a commitment fee based on the Company’s senior leverage ratio ranging from 0.40% to 0.50%, payable quarterly in arrears, on the average daily unused amount of the Credit Facility.  Amounts owing under the Credit Agreement and related credit documents are guaranteed by the Company and certain of its subsidiaries. The Company and such subsidiaries have also granted security interests in substantially all of their respective assets to secure these obligations.

The Credit Agreement contains customary affirmative covenants, such as financial statement reporting requirements, as well as customary covenants that limit the ability of the Company and its subsidiaries to, among other things, pay dividends, incur debt, create liens and encumbrances, make investments and redeem or repurchase stock. The Credit Agreement contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control or breach of representations and warranties or covenants. Upon an event of default, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

The Credit Agreement includes, among other terms and conditions, limitations on the ability of the Company and/or its subsidiaries to create, incur, assume or allow indebtedness (other than certain types of permitted indebtedness) and on the Company and/or its subsidiaries to sell, transfer, lease or otherwise dispose of any of its assets outside the ordinary course or any of the equity interests of its subsidiaries (subject to certain exceptions); acquire, merge, consolidate with or into another person or entity, liquidate or dissolve (other than certain types of permitted acquisitions and corporate reorganization); or create, incur, assume or allow any lien on any of its property or assets or assign any right to receive income (except for certain permitted liens). The Credit Agreement also contains certain financial covenants requiring that the Company maintain certain financial ratios.

A copy of the Second Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. In the ordinary course of their respective businesses, the lenders under the Credit Agreement and their affiliates have engaged, and in the future may engage, in commercial banking and investment banking transactions with the Company and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Second Amendment to Credit Agreement, dated as of March 27, 2020, among the Company, the lenders from time to time party thereto, and JPMorgan, N.A. as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

March 30, 2020	By: /s/ Kurtis Binder
Date	Kurtis Binder
Executive Vice President and CFO
(Principal Financial Officer)